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                                                                    EXHIBIT 12.1


                       AFFILIATED COMPUTER SERVICES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                                 Three months ended
                                                                                                                    September 30,
                                                         1995       1996         1997       1998         1999         1999
                                                     ----------  ----------   ----------  ---------   ---------- ------------------
Income before income taxes                            $  42,970   $  55,917   $  83,570   $  94,092   $ 145,537      $  41,990

  Less: Minority interest expense                            --          --          --         882         360             96
  Less: Capitalized interest                                 --       (313)        (300)        (33)       (225)            --


   Interest and related charges on debt (a)               4,729       3,417       7,121      12,059      17,594          4,828
   Portion of rentals representative of interest (b)     17,200      14,279      21,497      23,271      27,383          7,275
                                                      ---------   ---------   ---------   ---------  ---------       ---------
      Total fixed charges included in net income         21,929      17,696      28,618      35,330      44,977         12,103

                                                      ---------   ---------   ---------   ---------  ---------       ---------
 Earnings available for fixed charges                    64,899      73,300     111,888     130,271     190,649         54,189
                                                      =========   =========   =========   =========  ==========      =========

Fixed charges:
      Fixed charges included in net income               21,929      17,696      28,618      35,330      44,977         12,103
      Interest capitalized in the period                     --         313         300          33         225             --

                                                      ---------   ---------   ---------   ---------  ---------       ---------
         Total fixed charges                             21,929      18,009      28,918      35,363      45,202         12,103
                                                      =========   =========   =========   =========  ==========      =========
Ratio of earnings to fixed charges                          3.0         4.1         3.9         3.7(c)      4.2            4.5
                                                      =========   =========   =========   =========  ==========      =========


(a) Interest and related charges on debt consists of interest expense, capitalized interest and amortization of debt issuance costs.

(b) Portion of rentals representative of interest is estimated to be one-third of rental expense.

(c) Excluding the $13.0 million charge for merger related costs, the ratio of earnings to fixed charges was 4.0.